Exhibit 23.1
CONSENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTANTS
We have issued our reports dated August 24, 2009, with respect to the consolidated financial statements, schedules and internal control over financial reporting included in the Annual Report of STRATTEC SECURITY CORPORATION on Form 10-K for the year ended June 28, 2009. We hereby consent to the incorporation by reference of said reports in the Registration Statements of STRATTEC SECURITY CORPORATION on Forms S-8 (File No. 333-140715, effective February 14, 2007; 333-103219, effective February 14, 2003; 333-31002, effective February 24, 2000; 333-45221, effective January 30, 1998; and 333-4300, effective April 29, 1996).

/s/ GRANT THORNTON LLP

GRANT THORNTON LLP
Milwaukee, Wisconsin
August 24, 2009